Exhibit 8.1

October 3, 2013

Wells Fargo & Company,

   420 Montgomery Street,

      San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $2,177,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to the Vanguard Total Stock Market Index Fund due October 7, 2019 as described in the Company’s Pricing Supplement No. 365 dated September 30, 2013 (“Pricing Supplement 365”) to Product Supplement No. 7 dated July 13, 2012 (“Product Supplement No. 7”), the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”) and the Prospectus dated April 13, 2012 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”) and (ii) $1,079,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to an International ETF Basket due October 7, 2020 as described in the Company’s Pricing Supplement No. 366 dated September 30, 2013 (“Pricing Supplement 366”) to Product Supplement No. 7, the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “Material Tax Consequences” in Pricing Supplement 365 and Pricing Supplement 366.

We hereby consent to the reference to us under the heading “Material Tax Consequences” in Pricing Supplement 365 and Pricing Supplement 366 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP